Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces First Quarter 2015 Results

• Quarterly Revenue of $401.2 million

• Adjusted EBITDA of $31.8 million

• First Quarter Results include Acquired Completion and Production Services Business of Nabors Industries following Transaction Close on March 24, 2015

HAMILTON, BERMUDA May 6, 2015 – C&J Energy Services Ltd. (NYSE: CJES) today reported net loss of ($30.7 million), or ($0.51) per diluted share, on revenue of $401.2 million for the first quarter of 2015, and Adjusted Net Loss(1) of ($7.4 million), or ($0.12) per diluted share(1), after excluding a $23.3 million after-tax, or $0.39 per diluted share, charge related to transaction costs associated with the combination (the “Transaction”) of C&J Energy Services, Inc. (“Legacy C&J”) with the completion and production services business (the “C&P Business”) of Nabors Industries Ltd. (“Nabors”). Adjusted EBITDA(1) for the first quarter of 2015 was $31.8 million. With the closing of the Transaction effective as of March 24, 2015, our results for the first quarter of 2015 include results from the C&P Business for the eight-day period following the closing of the Transaction through March 31, 2015 with a net loss of ($0.2 million) on revenue of $31.5 million and Adjusted EBITDA(1) of $4.4 million.

Our 2015 first quarter results compare with net income of $22.3 million, or $0.40 per diluted share, on revenue of $483.5 million for the fourth quarter of 2014, and Adjusted Net Income(1) of $30.5 million, or $0.54 per diluted share(1), after excluding a $4.9 million after-tax, or $0.09 per diluted share, charge related to the Transaction. For the first quarter of 2014, net income was $11.6 million, or $0.21 per diluted share, on revenue of $316.5 million. Adjusted EBITDA(1) was $82.3 million for the fourth quarter of 2014 and $42.8 million for the first quarter of 2014. Results for periods prior to the first quarter of 2015 reflect the financial and operating results of Legacy C&J, and do not include the financial and operating results of the C&P Business acquired effective as of March 24, 2015.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “Our first quarter results were negatively impacted by the depressed activity and challenging pricing environment resulting from this industry downturn. Entering the year we experienced a slowdown in activity across our customer base as operators reacted to the rapid decline in commodity prices that began during the fourth quarter of 2014. This resulted in increased competition and pricing pressure to varying degrees across our service lines and operating areas. Through January and February we maintained utilization by working closely with our customers to reduce pricing. In March, completion activity levels dropped, accompanied by continued declines in pricing and we made additional concessions to support utilization and protect market share. Our ability to obtain cost reductions from our suppliers lagged the drop in pricing for our services, which led to compressed margins. Moving into the second quarter, customer activity sharply deteriorated and remained low through April. Although it is still too early to predict, based on our current May calendar, completion activity levels appear to have reached a bottom. Even with the aggressive actions we began taking late in the first quarter to scale back our operations and align our cost structure with activity levels, our second quarter results will be adversely impacted.

“On March 24, 2015, we completed the combination of C&J with the completion and production services business of Nabors and our first quarter results reflect the operational and financial performance of the C&P Business from those eight days as a combined company. Similar to Legacy C&J’s operations, during the first quarter the C&P Business was negatively impacted by the reduced demand and stiff pricing pressure characterizing this challenging operating environment, most significantly within the completion services segment. In spite of the severity of the current environment, we remain confident that the Transaction will yield meaningful strategic, financial and operational value for all of our shareholders, customers and employees over the long term.

“With the closing of the Transaction at the end of March, we exited the quarter as a substantially larger and more capable company. C&J is now one of the largest completion and production services providers in North America. We believe the increased scale, capabilities, resources, geographic footprint and customer base of our combined company better positions us to manage through this downturn. We have already made great strides combining these businesses and momentum from our integration activities continues to build. Moreover, the current downturn has allowed us the time and provided the impetus to accelerate our efforts to streamline our new company, optimize synergy savings and lower our cost structure. We are in the process of consolidating systems, facilities and other resources and we have been successful in leveraging our larger scale to reduce operating costs, particularly in our completion services segment.

“Although the severity and duration of this downturn remains uncertain, absent a significant recovery in commodity prices, we expect that activity and pricing levels will remain depressed, which will negatively impact our financial and operating results. Our top priorities are to maximize utilization, reduce costs, protect market share and fully integrate our new company, with a focus on capturing synergies and ensuring that we are strategically positioned to capitalize on future market improvement. As our customers reduce their service needs and spending, we will continue to work with them to secure utilization across all of our service lines. We are intensely focused on lowering our input and labor costs and we have implemented reductions in work force, capital expenditures and SG&A, among other measures to drive cost savings and control expenses. Even as we stack idle equipment, reduce headcount and consolidate facilities to align our business with demand for our services, we will keep a strategic presence in each of our operating areas to protect market share, and we are maintaining our strategy of concentrating assets in markets where activity is strongest. We will also continue to invest in key strategic initiatives through our Research & Technology division designed to reduce costs and optimize synergies. We remain focused on managing through the downturn, while strengthening our business so that we are well positioned to capitalize on our long term growth strategy when the industry recovers.”

Results for the Three Months Ended March 31, 2015

Effective as of the completion of the Transaction, we are now operating in and will report results for three reportable segments:

1.	Completion Services, which includes the hydraulic fracturing, coiled tubing, cased-hole wireline and pumpdown services, as well as other well stimulation services, of both Legacy C&J and the C&P Business.

2.	Well Support Services, which includes the C&P Business’ well servicing line, including maintenance, workover and plug and abandonment services, as well as fluid hauling, equipment rental and salt water disposal services.

3.	Other Services, which includes smaller service lines from both Legacy C&J and the C&P Business, such as cementing, directional drilling, equipment manufacturing and specialty chemicals, as well as our Research & Technology division. Corporate overhead and intersegment eliminations are also included in this Other Services segment.

Completion Services Segment

First quarter revenue from our Completion Services segment was $371.0 million, with Adjusted EBITDA(1) of $49.8 million.

Legacy C&J’s core service lines that are now included in the Completion Services segment contributed revenue of $357.4 million, compared with $472.9 million in the fourth quarter of 2014 and $312.3 million in the first quarter of 2014, which represents a 24% sequential decrease and a 14% year-over-year increase. The sequential decline in revenue quarter over quarter was caused by lower utilization and pricing levels across Legacy C&J’s operations due to the competitive market environment resulting from the steep decline in U.S. onshore completion activity. The C&P Business contributed $13.6 million of revenue from March 24, 2015 through March 31, 2015, with its performance also impacted by reduced demand and significant pricing pressure, as well as seasonal weather issues.

Looking forward, our Completion Services segment is expected to continue to face significant challenges. Completion activity levels dropped significantly moving into the second quarter and remained depressed through April and we are working in a highly competitive pricing environment to sustain utilization and protect market share. In response, and also as part of our integration plan, late in the first quarter we began optimizing our geographic footprint by focusing assets into markets where activity is strongest while combining or closing facilities, stacking idle equipment, reducing headcount in line with the cutback in facilities and equipment and working with our suppliers to lower our operating costs. As part of our strategy to protect market share and ensure we are strategically positioned to capitalize on any market improvement, we will maintain a presence for each of our service lines in all of our operating areas.

Well Support Services Segment

First quarter revenue in the Well Support Services segment was $16.1 million with Adjusted EBITDA(1) of $4.3 million, all of which is attributable to the C&P Business from March 24, 2015 through March 31, 2015.

Results from our Well Support Services segment were also negatively impacted by substantially lower utilization and rates across all services lines and operating markets, as well as severe weather disruptions that further cut utilization in certain key operating areas. As customers reduced their service needs and budgets as a result of the sustained weakness in commodity prices, pricing concessions were given to support utilization and market share.

Entering the second quarter, this segment continues to face a highly competitive market environment. Although we are starting to see some indication that activity and pricing have stabilized, we are continuing to evaluate industry conditions and customer demand and will adjust our business accordingly. As in our Completion Services Segment, our strategy is focused on protecting market share and maximizing utilization, and we will continue to work with our customers on rates, leverage our supply chain to lower our input costs and keep a sharp focus on our operations to right-size our asset base and workforce.

Other Services Segment

Our Other Services segment contributed $14.1 million of revenue for the first quarter of 2015, which includes a $1.8 million contribution from the C&P Business from March 24, 2015 through March 31, 2015. First quarter Adjusted EBITDA(1) from our Other Services segment was ($22.3 million), with the results from this segment including contributions from our smaller service lines and costs associated with activities of a general corporate nature and intersegment eliminations.

The Legacy C&J services that are included in the Other Services segment contributed $12.3 million of revenue for the first quarter of 2015, compared with $10.6 million in the fourth quarter of 2014 and $4.3 million in the first quarter of 2014, which represents a 16% sequential increase and a 188% year-over-year increase.

Other Financial Information

Excluding $25.3 million in pre-tax transaction costs associated primarily with the Transaction, our selling, general and administrative expense (“SG&A”) for the first quarter of 2015 was $39.2 million, compared to $44.8 million for the fourth quarter of 2014 and $36.4 million for the first quarter of 2014. SG&A for Legacy C&J was $37.3 million, with the sequential decrease reflecting our efforts to lower our costs and scale back expenses in line with reduced customer demand and this challenging operating environment.

We incurred $4.1 million in research and development expense (“R&D”) for the first quarter of 2015, compared to $4.5 million for the fourth quarter of 2014 and $2.8 million for the first quarter of 2014. Even as we seek to reduce costs, we have conducted a thorough review of our R&D priorities and we remain committed to investing in strategic initiatives that will enable greater cost savings and synergies.

Depreciation and amortization expense in the first quarter of 2015 increased to $37.4 million from $32.4 million in the fourth quarter of 2014 and $21.9 million in the first quarter of 2014.

Our effective tax rate for the first quarter of 2015 was a benefit of 13.8%.

Liquidity

In connection with the closing of the Transaction, we entered into a new credit agreement, dated as of March 24, 2015, which provides for senior secured credit facilities in an aggregate principal amount of $1.66 billion, consisting of (a) a revolving credit facility in an aggregate principal amount of $600.0 million and (b) a term loan B facility in an aggregate principal amount of $1.06 billion.

As of March 31, 2015, we had $90.0 million in borrowings outstanding under our revolving credit facility, along with $1.06 billion outstanding under the term loan B comprised of a $575.0 million term loan B-1 and a $485.0 million term loan B-2. We also had $34.1 million in long-term capital lease obligations. The long-term debt obligation balance is net of $58.4 million of original issue discount on the term loan B. As of March 31, 2015, the revolving credit facility had $502.8 million available for borrowing.

Capital expenditures totaled $48.6 million during the first quarter of 2015, with $2.1 million attributable to the C&P Business from March 24, 2015 through March 31, 2015. On a pro forma basis, assuming the Transaction had closed on December 31, 2014, capital expenditures for the first quarter of 2015 were $92.0 million. The majority of our capital expenditures during the first quarter consisted of construction costs for previously ordered equipment, as well as capital expenditures related to our existing equipment to extend their useful life. Given the challenging industry conditions, we have further scaled back our 2015 capital expenditure plan and our remaining 2015 capital expenditures are expected to range from $90.0 million to $110.0 million. For comparison purposes, on a pro forma basis, assuming the Transaction had closed on December 31, 2013, capital expenditures for 2014 on a combined company basis were $460.5 million.

We believe that this significant decrease in capital expenditures, coupled with improved working capital management by reducing our days sales outstanding (“DSO”) and inventory levels, will allow us to significantly reduce borrowings under our revolving credit facility throughout 2015. We see significant opportunity to improve the DSO of the C&P Business as this business carries an average of 15 days greater than Legacy C&J.

Information about the Transaction

Effective as of March 24, 2015, we completed the combination of Legacy C&J with the C&P Business pursuant to that certain Agreement and Plan of Merger, dated as of June 25, 2014, by and among Nabors, Legacy C&J, Nabors Red Lion Limited (renamed “C&J Energy Services Ltd.,” “New C&J”), Nabors CJ Merger Co. and CJ Holding Co. Under the terms of the agreement related to the Transaction, Nabors separated the C&P Business from the rest of its operations and consolidated this business under New C&J. A Delaware subsidiary of New C&J then merged into Legacy C&J, with Legacy C&J surviving the merger as a subsidiary of New C&J.

Effective upon closing of the Transaction, shares of common stock of Legacy C&J were converted into common shares of New C&J on a 1-for-1 basis, New C&J was renamed “C&J Energy Services Ltd.” and its common shares began trading on the New York Stock Exchange under the ticker “CJES.” Pursuant to Rule 12g-3(a) under the Exchange Act, New C&J is the successor issuer to Legacy C&J following the closing of the Transaction and is deemed to succeed to Legacy C&J’s reporting history under the Exchange Act.

At closing, Nabors received total consideration valued, based on Legacy C&J’s closing stock price on March 23, 2015, at approximately $1.4 billion, comprised of approximately 62.5 million New C&J common shares and approximately $688.0 million in cash. Nabors has agreed not to sell any common shares received in the Transaction for a period of 180 days following closing.

We financed the cash portion of the Transaction and repaid our previously outstanding revolver debt with term loans and borrowings under our new $600 million revolving credit facility. Specifically, the financing consisted of

$90 million drawn under our revolving credit facility, along with a new term loan B comprised of a $575 million term loan B-1 that matures 5 years after closing and a $485 million term loan B-2 that matures 7 years after closing.

Conference Call Information

We will host a conference call on Thursday, May 7, 2015 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our first quarter 2015 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-877-870-4263 or International: 1-412-317-0790 and asking for the “C&J Energy Services First Quarter 2015 Earnings Conference Call.” Please dial-in a few minutes before the scheduled call time. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for 12 months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10064863.

About C&J Energy Services

C&J Energy Services is a leading provider of completion and production services, with one of the largest completion services and workover and well servicing rig fleets in North America. C&J operates in some of the most active North American onshore basins with facilities across the United States and Western Canada. C&J also has an office in Dubai and is in the process of establishing an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

investors@cjenergy.com

+1 713 260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the effects of the Transaction, our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to stockholders, and future economic and industry conditions are forward-looking statements within the meaning of federal securities laws.

Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the Transaction and competitive responses to the Transaction; costs and difficulties related to the integration of C&J’s business and operations with the C&P Business’s business and operations; the inability to obtain or delay in obtaining cost savings and synergies from the Transaction; unexpected costs, the outcome of pending or potential litigation; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of transaction costs, a charge incurred in connection with an insurance settlement and the effect of the Tax Increase Prevention Act on the tax provision. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, transaction costs and certain non-routine items. Management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA to net income (loss), please see the tables at the end of this release.

C&J Energy Services Ltd.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Revenue	$401,216	$483,508	$316,537

Costs and expenses:
Direct costs	326,146	352,716	234,546
Selling, general and administrative expenses	64,475	53,138	36,411
Research and development	4,090	4,519	2,764
Depreciation and amortization	37,438	32,402	21,870
(Gain) loss on disposal of assets	(731)	(32)	38

Operating income (loss)	(30,202)	40,765	20,908

Other income (expense):
Interest expense, net	(5,188)	(3,118)	(1,749)
Other income (expense), net	(166)	14	166

Total other income (expense)	(5,354)	(3,104)	(1,583)

Income (loss) before income taxes	(35,556)	37,661	19,325

Income tax expense (benefit)	(4,893)	15,350	7,737

Net income (loss)	$(30,663)	$22,311	$11,588

Net income (loss) per common share:
Basic	$(0.51)	$0.41	$0.22

Diluted	$(0.51)	$0.40	$0.21

Weighted average common shares outstanding:
Basic	59,682	53,956	53,628

Diluted	59,682	56,150	56,384

C&J Energy Services Ltd.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$39,842	$10,017
Accounts receivable, net	461,252	290,767
Inventories, net	173,724	122,172
Prepaid and other current assets	46,564	29,525
Deferred tax assets	8,430	8,106

Total current assets	729,812	460,587

Property, plant and equipment, net	1,820,012	783,302

Other assets:
Goodwill	663,866	219,953
Intangible assets, net	154,989	129,468
Deferred financing costs, net	51,325	3,786
Other noncurrent assets	21,723	15,650

Total assets	$3,441,727	$1,612,746

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$377,431	$229,191
Payroll and related costs	45,762	16,047
Accrued expenses	41,312	30,794
Current portion of long-term debt and capital lease obligations	14,100	3,873
Other current liabilities	2,279	4,926

Total current liabilities	480,884	284,831

Deferred tax liabilities	379,420	193,340

Long-term debt and capital lease obligations, net	1,115,098	349,875

Other long-term liabilities	1,627	2,803

Total liabilities	1,977,029	830,849

Commitments and contingencies

Stockholders’ equity
Common stock, par value of $0.01, 750,000,000 shares authorized, 118,969,951 issued and outstanding at March 31, 2015 and 55,333,392 issued and outstanding at December 31, 2014	1,190	553
Additional paid-in capital	983,931	271,104
Retained earnings	479,577	510,240

Total stockholders’ equity	1,464,698	781,897

Total liabilities and stockholders’ equity	$3,441,727	$1,612,746

C&J Energy Services Ltd.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$(30,663)	$11,588
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37,438	21,870
Deferred income taxes	2,944	433
Provision for doubtful accounts, net of write-offs	150	150
Equity in (earnings) loss from unconsolidated affiliate	(247)	(64)
(Gain) loss on disposal of assets	(731)	38
Stock-based compensation expense	3,748	5,128
Amortization of deferred financing costs	566	290
Accretion of original issue discount	167	—
Changes in operating assets and liabilities:
Accounts receivable	92,223	(22,271)
Inventory	(16,202)	1,760
Prepaid and other current assets	(9,783)	(2,305)
Accounts payable	(41,155)	32,547
Payroll and related costs and accrued expenses	16,384	5,128
Income taxes payable	(3,026)	3,041
Other	(4,156)	208

Net cash provided by operating activities	47,657	57,541

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(48,588)	(63,526)
Proceeds from disposal of property, plant and equipment	2,083	35
Investment in unconsolidated affiliate	—	(3,000)
Payments made for business acquisitions, net of cash acquired	(693,455)	—

Net cash used in investing activities	(739,960)	(66,491)

Cash flows from financing activities:
Proceeds from revolving debt	133,000	33,000
Payments on revolving debt	(358,000)	(20,000)
Proceeds from term loans, net of original issue discounts	1,001,400	—
Payments of capital lease obligations	(1,117)	(886)
Financing costs	(48,106)	—
Proceeds from stock options exercised	—	709
Registration costs associated with issuance of common stock	(1,469)	—
Employee tax withholding on restricted stock vesting	(1,597)	(1,814)
Excess tax benefit from stock-based award activity	(1,983)	832

Net cash provided by financing activities	722,128	11,841

Net increase in cash and cash equivalents	29,825	2,891
Cash and cash equivalents, beginning of year	10,017	14,414

Cash and cash equivalents, end of year	$39,842	$17,305

Supplemental cash flow disclosures:
Cash paid for interest	$2,891	$1,418

Cash paid for income taxes	$17	$34

Non-cash investing and financing activity:
Capital lease obligations	$—	$25,636

Change in accrued capital expenditures	$(6,384)	$6,150

Non-cash consideration for business acquisition	$714,765	$—

C&J Energy Services Ltd.

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Adjusted net income (loss)	$(7,354)	$30,483	$11,588
Adjustments, net of tax:
Transaction costs	(23,309)	(4,928)	—
Insurance settlement	—	(521)	—
Effect of Tax Increase Prevention Act on tax provision	—	(2,723)	—

Net income (loss)	$(30,663)	$22,311	$11,588

Per common share:
Net income (loss) diluted	$(0.51)	$0.40	$0.21

Adjusted net income (loss) diluted	$(0.12)	$0.54	$0.21

Diluted weighted average common shares outstanding	59,682	56,150	56,384

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Adjusted EBITDA	$31,781	$82,333	$42,816
Interest expense, net	(5,188)	(3,118)	(1,749)
Other income (expense), net	(166)	14	166
Income tax benefit (expense)	4,893	(15,350)	(7,737)
Depreciation and amortization	(37,438)	(32,402)	(21,870)
(Gain) loss on disposal of assets	731	32	(38)
Transaction costs	(25,276)	(8,318)	—
Insurance settlement	—	(880)	—

Net income (loss)	$(30,663)	$22,311	$11,588

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2015
	Completions	Well Support	Corporate / Other	Total

Adjusted EBITDA	$49,779	$4,275	$(22,273)	$31,781
Interest expense, net	(10)	—	(5,178)	(5,188)
Other income (expense), net	179	(18)	(327)	(166)
Income tax benefit (expense)	—	—	4,893	4,893
Depreciation and amortization	(32,939)	(2,236)	(2,263)	(37,438)
(Gain) loss on disposal of assets	780	—	(49)	731
Transaction costs	—	—	(25,276)	(25,276)

Net income (loss)	$17,789	$2,021	$(50,473)	$(30,663)